                                                               EXHIBIT (A)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell KMC Shares (as defined below). The Offer (as defined below) is made by the Offer to Purchase (as defined below) and the related transmittal letter and any amendments or supplements thereto, and is being made to all holders of KMC Shares (including holders of KMC Shares issued upon conversion of Debentures (as defined below) who elect to convert their Debentures into KMC Shares) (the "Stockholders"). This Offer, however, is not being made to, nor will KMC Shares be accepted from or on behalf of, holders of KMC Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Purchaser and Parent (as defined below) may in their discretion, however, take such action as they may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of KMC Shares in such jurisdiction.

                           NOTICE OF OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            KIEWIT MATERIALS COMPANY
                    AT $17.00 PER SHARE NET IN CASH TO SELLER
                                       BY
                       JEM LEAR ACQUISITION COMPANY, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                          RINKER MATERIALS CORPORATION

Jem Lear Acquisition Company, Inc. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Rinker Materials Corporation, a Georgia corporation ("Parent"), is offering to pay $17.00 per share net in cash for each outstanding share of common stock, par value $0.01 per share ("KMC Shares"), of Kiewit Materials Company, a Delaware corporation (the "Company") (including any KMC Shares that may be issued upon the conversion of the Company's 8.028% Series 2000A Convertible Debentures due 2010, 7.35% Series 2000B Convertible Debentures due 2010, 8.25% Series 2000C Convertible Debentures due 2010, 7.81% Series 2000D Convertible Debentures due 2010 and 6.60% Series 2001 Convertible Debentures due 2011 (collectively, the "Debentures")), upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 23, 2002 (the "Offer to Purchase") and in the related transmittal letter (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer"). Neither Purchaser nor Parent will pay any brokerage fees or commissions on the solicitation for or tender of KMC Shares pursuant to the Offer, and the offer price will be subject to reduction for any applicable backup withholding or stock transfer taxes required by law to be withheld. Purchaser will pay all charges and expenses of Citibank, N.A., which is serving as depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as information agent (the "Information Agent"), incurred in connection with the Offer. The Offer is being made pursuant to an Agreement and Plan of Merger dated July 9, 2002 by and among Purchaser, Parent and the Company (the "Merger Agreement"). If the Offer is completed, Purchaser will effect a merger of Purchaser with and into the Company. In the merger, each KMC Share (other than (i) KMC Shares held by Purchaser or Parent or any subsidiary of Purchaser or Parent or held in the treasury of the Company, or (ii) KMC Shares owned by Stockholders who did not approve such merger and have demanded appraisal rights in accordance with Section 262 of the Delaware General Corporation Law) will be converted into the right to receive the same consideration as is being offered to Stockholders pursuant to the Offer. The receipt of the offer price or the merger consideration in exchange for the KMC Shares will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular tax effect the proposed transactions will have on you.

--------------------------------------------------------------------------------
            THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
        ON WEDNESDAY, SEPTEMBER 25, 2002, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

PURCHASER IS NOT OBLIGATED TO PURCHASE ANY TENDERED KMC SHARES UNLESS THE NUMBER OF KMC SHARES TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER EQUALS AT LEAST 90% OF THE KMC SHARES ON A FULLY DILUTED BASIS AT THE TIME OF THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"). HOWEVER, PURCHASER MAY ELECT TO AMEND OR WAIVE THE MINIMUM CONDITION SO AS TO REDUCE THE PERCENTAGE IN THAT CONDITION TO ANY PERCENTAGE REPRESENTING AT LEAST A MAJORITY OF THE KMC SHARES ON A FULLY DILUTED BASIS. The Offer is also subject to a number of other conditions that are described more completely in the Offer to Purchase. For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, KMC Shares validly tendered and not properly withdrawn as, if and when Purchaser gives written notice to the Depositary of its acceptance for payment of such validly tendered KMC Shares. Payment for KMC Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for validly tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders. Pursuant to the terms of the Merger Agreement, the Board of Directors of the Company has waived the restrictions on transferring Shares set forth in the Company's Restated Certificate of Incorporation to the extent necessary to permit the holders of KMC Shares to tender their shares in the Offer and to permit Purchaser to purchase shares tendered in the Offer. In all cases, the purchase of KMC Shares will be made only after timely receipt by the Depositary of (i) share certificates for such KMC Shares, (ii) a properly completed and duly executed transmittal letter, with any required signature guarantees and (iii) any other documents required by the transmittal letter. If holders of Debentures exercise their right to convert the Debentures into KMC Shares in accordance with the procedures provided in the Debentures, the indenture under which they were issued, and the applicable redemption notice issued by the Company, they may then tender KMC Shares issued upon conversion of the Debentures in the Offer. Holders of KMC Shares pledged to a bank, financial institution or other lender must contact such bank, financial institution or lender regarding the release of such pledge and KMC Shares and must have the bank, financial institution or lender complete the applicable parts of the transmittal letter. Under no circumstances will interest be paid by Purchaser or Parent on the purchase price of the KMC Shares, regardless of any extension of the Offer or any delay in making such payment. The term "Expiration Date" means 5:00 p.m., New York City time, on September 25, 2002, unless Purchaser extends the period of time for which the Offer is open, in which event, the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The Purchaser and the Company have agreed that the Purchaser will extend the Expiration Date from time to time (with each such extension not to exceed ten business days) if at the scheduled expiration date of the Offer (i) any of the Offer Conditions (as defined in the Offer to Purchase) (other than the Minimum Condition) have not been satisfied or waived but are reasonably capable of being satisfied on or before November 8, 2002 (subject to possible extension to no later than December 8, 2002 as described in the Offer to Purchase), or
(ii) the Minimum Condition shall not have been satisfied, or, to the extent permitted by the Merger Agreement, waived. In the event of any such extension, the Expiration Date shall not be extended without the consent of the Company beyond November 8, 2002 (subject to possible extension to no later than December 8, 2002 as described in the Offer to Purchase), except that the Purchaser may extend the Offer, without the prior consent of the Company, for any period required by any rule or regulation of the Securities and Exchange Commission in connection with an increase in the consideration to be paid pursuant to the Offer. The Purchaser may also elect to provide a subsequent offering period, which is an additional period of time beginning after the Purchaser has purchased KMC Shares tendered during the Offer, during which Stockholders may tender their KMC Shares and receive the Offer Price (as defined in the Offer to Purchase). Tenders of KMC Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and unless previously accepted for payment pursuant to the Offer, such KMC Shares may also be withdrawn at any time after September 20, 2002 (except as provided below with respect to a subsequent offering period). To be effective, a written or facsimile transmission notice of withdrawal must be timely delivered to the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase and must specify the name of the person who tendered the KMC Shares to be withdrawn, the number of KMC Shares to be withdrawn and the name of the registered holder of the KMC Shares to be withdrawn, if different from the name of the person who tendered the KMC Shares. If the KMC Shares to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal with signatures guaranteed by an eligible institution (as defined in the Offer to Purchase) must be submitted prior to the release of such KMC Shares. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Stockholder) and the serial numbers shown on the particular certificates evidencing the KMC Shares to be withdrawn. If Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to KMC Shares tendered during such subsequent offering period or to KMC Shares tendered in the Offer and accepted for payment. Subject to the terms of the Merger Agreement, all questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of KMC Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all tendering Stockholders. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or any notice of withdrawal or incur any liability for failure to give any such notification. The information required to be disclosed by Rule 14d-6 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Company has provided us with the names and addresses of all Stockholders, and shall provide such additional information and assistance as Parent or its agents may reasonably request, for the purpose of making the Offer to Stockholders and record holders of Debentures. The Offer to Purchase, the related transmittal letter, and other relevant materials are being mailed to record holders of KMC Shares and record holders of Debentures. THE OFFER TO PURCHASE, THE TRANSMITTAL LETTER, AND THE RELATED MATERIALS CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. Requests for additional copies of the Offer to Purchase, the related transmittal letter and other Offer materials should be directed to the Information Agent, at its address and telephone number as set forth below, and copies will be furnished promptly at Purchaser's and Parent's expense. Questions and requests for assistance may be directed to the Information Agent.

                     The Information Agent for the Offer is:
                              D.F. KING & CO., INC.
                    77 Water Street New York, New York 10005
                          Call Collect: (212) 269-5550
                         CALL TOLL-FREE: (800) 549-6746


July 23, 2002